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                                                                    Exhibit 10.2



           FORM OF IVORYDALE MANUFACTURING PLANT SEPARATION AGREEMENT

This is a Manufacturing Plant Separation Agreement ("Separation Agreement") dated _______, 200___ between The Procter & Gamble Company, an Ohio corporation ("P&G") and The J.M. Smucker Company, an Ohio corporation ("JMS"). P&G and JMS are sometimes collectively referred to herein as "Parties" and individually as a "Party".

         WHEREAS, P&G and JMS have entered into a Contribution Agreement and the Agreement and Plan of Merger, dated as of October 9, 2001 (jointly the "Corporate Agreements"), pursuant to which JMS shall become the successor in interest to the Jif/Crisco Assets (as defined in the Corporate Agreements), and P&G and JMS have entered into a Transitional Services Agreement dated as of October 9, 2001 (the " Services Agreement");

         WHEREAS, in connection with the Corporate Agreements, JMS and P&G wish to separate certain physical components and services that currently serve both the Crisco manufacturing facility located at 5201 Spring Grove Avenue, Ivorydale, Cincinnati, Ohio ("JMS's Plant") and P&G's facilities and operations also located at 5201 Spring Grove Avenue, Ivorydale, Cincinnati, Ohio ("P&G's Plant") during the Separation Period set forth herein;

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

1.01 GENERAL. Any capitalized item used but not defined herein shall have the meaning set forth in the Corporate Agreements or the Services Agreement.

1.02 "PROJECT MANAGER" shall mean and include the sole representative of either party and such representative shall have full authority and responsibility for communication with the other party and the coordination of the activities of his or her respective Party, as provided in Section 3.02.

1.03 "PURPOSE" shall mean the physical Separation of JMS's Plant from P&G's Plant on the terms and conditions and during the periods set forth herein.


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1.04     "SEPARATION" means only those Separation Projects and services undertaken by P&G hereunder and set forth in Schedule 3.01 to this Agreement.

1.05 "SITE" shall mean the land, building and environment on which JMS's Plant and P&G's Plant are located and where the Separation is to take place and the separation work is to be performed as defined in Article III.

1.06 OTHER DEFINITIONS. Other terms defined in this Separation Agreement, and the places where they are defined, are:

         "JMS"                                                Preamble
         "JMS'S PLANT"                                        Preamble
         "DEFAULTING PARTY"                                   Section 8.02
         "DEMANDS"                                            Section 6.01
         "NON-DEFAULTING PARTY"                               Section 8.02
         "PURPOSE"                                            Preamble
         "CORPORATE AGREEMENTS"                               Preamble
         "P&G"                                                Preamble
         "P&G'S PLANT"                                        Preamble
         "SEPARATION AGREEMENT"                               Preamble
         "SEPARATION PERIOD"                                  Section 7.02
         "SEPARATION PROJECTS"                                Section 3.01
         "TRANSITION PERIOD"                                  Services Agreement

                                   ARTICLE II
                                BASIC OBLIGATIONS

2.01 OBLIGATIONS. Subject to the limitations and conditions of this Separation Agreement, and during the time periods set forth herein, P&G shall perform, or cause its agents and/or contractors to perform, for the benefit of JMS the Separation Projects set forth herein.

                                   ARTICLE III
                                   SEPARATION

3.01     SEPARATION PROJECTS.
         Subject to the terms and conditions of this Separation Agreement, P&G shall undertake those separation projects listed on Schedule 3.01 (hereafter referred to as the "Separation Projects") in order to effectuate the physical Separation of the P&G's Plant from JMS's Plant. In addition, P&G shall provide JMS's Plant with certain independent services from P&G's Plant substantially similar to the services currently available and used by JMS's Plant as of the date hereof such that, with respect to only those services affected by any of the Separation Projects, JMS's Plant can be adequately operated in accordance with the operations conducted as


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         of the date hereof; provided, however, the Separation Projects specifically exclude the Long Term Manufacturing Services and any separation projects undertaken by JMS independently from the Separation Projects expressly assumed and undertaken by P&G hereunder. Nothing contained in Article 5 shall limit or release P&G of its obligations to perform the Separation Projects in accordance with the terms of this Agreement.

3.02     PROJECT PLANNING AND MANAGEMENT.
         (a) Both P&G and JMS shall each appoint one Project Manager as a single point of contact on each side to communicate and coordinate between the two parties and shall provide each other with the name and contact information of their respective Project Manager on or promptly after the date of this Agreement. Either Party may change its designated Project Manager upon prior written notice to the other Party.
         (b) After Closing, P&G shall further develop a master separation plan addressing timing, physical interfaces, compatibility, separation, standards and other details to execute and implement each of the Separation Projects in order to minimize the impact and disruptions to the JMS's and P&G's operations and processes. P&G and JMS agree that the Separation Projects relating to the compressed air and power and sewer shall be prioritized in the master separation plan. P&G shall then share such master separation plan with JMS's Project Manager, who shall have the opportunity to provide P&G with input regarding such separation plan, which input shall be reasonably considered by P&G but shall not be binding upon P&G. Notwithstanding the foregoing, P&G and JMS shall reasonably agree (both acting in good faith) on mutually acceptable terms, which shall not materially interfere with the cost-effectiveness or timing provided for in P&G's master separation plan, regarding, (i) the routing of lines over and across JMS's land, (ii) the location of the compressor that shall be located on JMS's land,(iii) any component of the Separation Projects that relate to or affect the structural components of JMS's Plant, and (iv) any component of the Separation Projects that relate to or affect the roof of JMS's Plant. JMS may provide P&G with reasonable suggestions regarding scheduling of the execution of those projects listed on the master separation plan and impacting the work processes at the JMS's Plant and P&G shall cooperate with JMS in good faith to incorporate such suggestions, provided that such suggestions do not interfere with P&G's general timing or costs pursuant to its master separation plan.
         (c) Notwithstanding the foregoing, P&G and JMS shall mutually agree on the specific dates and times of the execution of any components of the Separation Projects that shall require any portion of JMS's Plant to be inoperable. P&G, JMS and their authorized


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                  representatives and designated Project Managers, shall then mutually cooperate in good faith and collaborate to coordinate the prioritization, implementation, execution, and turn-over and the provision of reasonable progress updates of the Separation Projects by P&G or P&G's Affiliates, contractors or agents. P&G or P&G's Affiliates shall be responsible to supervise the Separation Projects.

3.03     CONTRACTOR SELECTION.
         P&G shall select its own, individual contractors, and shall use reasonable efforts to obtain standard commercial warranties, fully assignable to JMS at completion of the applicable project, from each such contractor performing separation project work at JMS's Plant. To the extent assignable, P&G agrees to assign, in part or as a whole, the rights and recourses under these commercial warranties from such contractors, provided, however, that P&G shall be entitled to also retain, in part or as a whole, the benefit of, and the rights and recourses under, such warranties from said contractors.

3.04     SCOPE OF SEPARATION.
         Other than the Separation Projects which P&G shall perform pursuant to the terms and conditions set forth herein, neither P&G nor any of its Affiliates shall be obligated to perform or to cause to be performed any work (i) off of the Site; or (ii) in any way which may interfere or can be expected to interfere with P&G's operation of its businesses and/or operations at P&G's Plant.

3.05     STANDARD OF PERFORMANCE; STANDARD OF CARE.
         (a) Subject to other provisions in this Separation Agreement, P&G shall, and shall cause its Affiliates to, perform its duties and responsibilities hereunder with the same degree of diligence and care that a reasonably prudent provider of the Separation and Separation Projects would employ if servicing its own business and, in any event, in a manner consistent in all material respects with past practices, its usual policies and procedures (including those relating to applicable specifications of material and installed equipment and engineering and architectural design) and the usual and customary practices, codes and standards for the Separation and Separation Projects, and in accordance with all Applicable Laws.

         (b) P&G shall be responsible to ensure that all work shall be completed in a workmanship like manner and in compliance with all applicable regulations, ordinances, building codes and other Applicable Laws and, to the extent required by law, all work shall be performed by individuals duly licensed and authorized by law to perform said work. P&G shall further ensure that it or each contractor selected


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                  by it, shall obtain all appropriate permits related to each
                  Separation Project and necessary for the work to be performed. Nothing in this Agreement shall require P&G or any of its Affiliates to perform the Separation in a manner that would constitute a violation of Applicable Laws.

         (c) P&G and each contractor selected by it, shall keep the JMS's Plant free from accumulation of waste material, debris and rubbish and at the completion of the work such contractor shall remove from JMS's Plant all rubbish, debris, implements and surplus materials and leave JMS's Plant broom-clean.

         (d) P&G shall perform and observe, or cause its agents and contractors to perform for the benefit of each other, all obligations and requirements required of such contractor by law in relation to itself and its employees, including but not limited to paying all necessary wages, superannuation payments, taxes (including GST), duties and imposts and taking out and continuing all necessary insurances including compliance with the Accident Compensation Act 1985 by registration as an employer and the payment of any Work Cover premium required to be paid thereunder.

         (e) P&G and each contractor selected by it for any portion of any of the Separation Projects to be performed on JMS's parcel, shall be adequately insured (including through self-insurance by P&G) for injury to its employees and others and JMS's Plant as a result of the acts of such contractor or its employees and subcontractors in the course of the execution or performance of work under the Separation Project at JMS's Plant.

         (f) In the execution and performance of the Separation Projects, P&G and each contactor selected by it, shall not install second-hand equipment or materials on JMS's parcel.

3.06 ADDITIONAL DOCUMENTATION. Both Parties agree to execute and deliver to each other any such additional documentation and side agreements (including, without limitation, the granting of mutual easements) which may be reasonably required to effectuate the Purpose of this Separation Agreement.

         P&G shall also cooperate with JMS by supplying, upon JMS's reasonable request, any relevant drawings (including CADD or other electronic format where available), and plans pertaining to the aspects relating to JMS's parcel of those of the Separation Projects which are to be performed on JMS's parcel or exclusively relate to JMS's parcel or directly relate to any


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         material or equipment that JMS shall own or be obligated to maintain after the completion of such Separation Projects.

3.07 ACCESS. For the period from the Closing Date until the expiration or termination of the Separation Period and to the extent necessary for P&G or JMS to exercise their rights pursuant to Section 8.02, P&G and JMS agree as follows:
         (a) Subject to the other terms and conditions of this Agreement, each Party shall permit reasonable access to its premises by a reasonable number of the other Party and the other Party's authorized representatives at such times and for such duration as may be approved by the respective Project Manager, for the purpose of performing and effectuating the Separation set forth under this Separation Agreement, including, without limitation, access for planning for the Separation operations; provided, however, neither Party shall unreasonably disrupt the other Party's operations.
         (b) JMS's Project Manager and P&G's Project Manager shall mutually agree on the number of each Party's authorized employees and representatives and the terms of their access to each Party's Plant. Such access shall not unreasonably interfere with the normal operations of the other Party.

3.08 EASEMENTS. JMS and P&G shall grant each other any necessary easements to effectuate the Purpose and to allow each Party to continue to operate its respective plant. Such easements are set forth on the easement drawing on Schedule 3.08 and include:
         (i) recordable easements, granted to JMS at Closing, for access to the roadways and rail lines which serve the JMS's parcel and JMS's Plant and for lines, facilities and infrastructure that serve the JMS's parcel which may be required to cross P&G's property after the Separation, including without limitation lines for nitrogen and hydrogen sources, utility lines, and use of the stormwater system with access to the drainage canal;
         (ii) recordable easements, granted to P&G at Closing, for access to the roadways and rail lines which serve the P&G's parcel and P&G's Plant and for lines, facilities and infrastructure that serve P&G's parcel which currently cross or may be required to cross JMS's property after the Separation; and
         (iii) recordable easements, granted to JMS at Closing, for reasonable and necessary access by JMS's, its Affiliates, and contractor's trucks and vehicles through the existing entrance gates in order to access JMS's Plant and JMS's parcel, provided that such access shall be limited to any reasonably necessary access by JMS's trucks to JMS's Plant, as well as reasonably necessary access to JMS's Plant and JMS's Parcel in emergency situations, and


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                  provided further that such vehicular and truck access rights granted to JMS hereunder shall in no event be used for general employee, general contractor or other general public or third party access, other than for JMS's, its Affiliates', and contractor's access only the North parcel of JMS's Plant which are not otherwise accessible.

         At or after Closing, P&G and JMS shall enter into an easement agreement(s), in a form and substance reasonably satisfactory to P&G and JMS, that shall provide, among other things: (i) for each of P&G and JMS to have the right to relocate such easements to another location on the Site that is acceptable to the owner of the property (in its reasonable discretion) provided all costs for such relocation are paid by the Party desiring such relocation; (ii) for the Party that is benefited by an easement, access to such easement over and across other portions of the Site for the maintenance of the facilities (e.g. pipes, lines, cables) located in such easement area which such Party is obligated to maintain and/or repair, if necessary; and (iii) for the Party granting the easement the right to use the surface of such property in any manner that is not inconsistent with the use of the easement.

3.09 SUBDIVISION AND PARKING. In the event that the transfer of the parcel of real property specified on Schedule 3.08 from P&G to JMS pursuant to the Contribution Agreement, shall directly result in such parcel failing to comply, immediately after Closing, with zoning classifications in effect as of the Closing and pertaining to sufficient parking spaces, then P&G shall, at its sole discretion, either:

         (i) grant JMS, at such time after Closing, and for as long as the non-compliance with the zoning classification, applicable as of Closing, shall last, a recordable license to use a number of parking spaces on P&G's adjacent parking lot, provided that such license shall be limited to the minimum number of parking spaces required to bring the total number of available parking spaces serving JMS's parcel immediately after Closing to the number of parking spaces required by the applicable zoning classification pertaining to parking as of the Closing Date; or

         (ii) reasonably expand, at P&G's cost and as permissible by Applicable Laws, ordinances, regulations, permits, and licenses, JMS's parking lot on the parcel specified on
                  Schedule 3.08 in order to add the number of required parking spaces to bring the total number of parking spaces servicing JMS's parcel to the number of parking spaces required by the applicable zoning classification pertaining to parking on such parcel as of the Closing Date.


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3.10     REASONABLE ASSISTANCE. P&G shall reasonably assist JMS, at JMS's cost and expense, in preparing and submitting any requests and applications for the required permits and licenses in favor of JMS to run a new conveyor system to transport product from JMS's Plant to the proposed expansion land identified as parcel specified on Schedule 3.08. P&G shall further reasonably assist JMS in preparing and submitting any applications and requests and applications for the required permits and licenses in favor of JMS to undertake a proposed building expansion on the parcel specified on Schedule 3.08. The provisions of this Section
         3.08 shall survive the expiration or termination for a period of 3 (three) years, unless this Separation Agreement is terminated by P&G pursuant to Section 8.02.

3.11 TRANSFER OF POSSESSION. Upon the completion of each of the Separation Projects affecting JMS's Plant, P&G shall notify JMS of the completion of such Separation Project and shall tender possession to JMS of such completed work and shall quitclaim all of P&G's rights, if any, to the equipment and materials installed on JMS's parcel as a result of P&G's performance of the Separation Projects hereunder and the risk of loss for all such equipment and materials shall at such time immediately transfer to JMS as of such transfer of possession.

                                   ARTICLE IV
                                SEPARATION COSTS

4.01 COST OF SEPARATION. P&G shall bear all costs and expenses exclusively related to the Separation Projects. The responsibility, cost and expense for P&G's Separation Project shall include the engineering, construction and other direct costs and expenses of the Separation and the following where required: (a) any repair of any damage to JMS's Plant caused by P&G as a result of its execution of any Separation Project on JMS's parcel, (b) any upgrades to JMS's Plant which may be required by Applicable Laws as a condition to completion of any of the Separation Projects on JMS's parcel and where such condition cannot be otherwise waived or where such upgrades cannot be avoided through an alternate execution of said Separation Projects in a similar cost-effective manner with JMS's good faith cooperation; or (c) removal of above-ground dead lines abandoned as a direct result of any of the Separation Projects performed by P&G pursuant hereto. Any environmental problem or liabilities shall be governed pursuant to the terms of the Corporate Agreements.


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                                    ARTICLE V
                               WARRANTY DISCLAIMER

5.01 LIMITATION OF WARRANTIES. P&G MAKES NO WARRANTY, OTHER THAN THE WARRANTIES SET FORTH IN THE CORPORATE AGREEMENTS. THE WARRANTIES SET FORTH THEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY THAT THE SEPARATION PROVIDED UNDER THIS SEPARATION AGREEMENT SHALL BE SUFFICIENT TO ALLOW JMS TO SUCCESSFULLY TRANSITION, SEPARATE, MANAGE OR OPERATE THE BUSINESS.

5.02 JMS agrees and recognizes that P&G shall have no liability, direct or indirect, for any damages, delays, or other effects on JMS or JMS's operations due to interruptions, delays or other inability to perform the Separation provided to JMS hereunder, except as provided in Section
         6.02 or as may be due to the sole negligence or willful misconduct of P&G or P&G's agents, contractors or representatives or P&G's breach or non-performance of its obligations under this Separation Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

6.01 JMS'S INDEMNIFICATION. JMS shall defend, indemnify, and hold P&G, its Affiliates, agents, contractors and representatives harmless from and against:

         (a) all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable attorney's fees and expenses incurred in any investigation or defense of any third-party Action) (collectively "Demands"), arising out of or related to a breach by JMS, its agents, contractors or representatives, of JMS's duties, obligations, or representations and warranties under this Separation Agreement;
         (b) all Demands arising from personal injury to employees of JMS, its Affiliates, agents, contractors or representatives (or of any entity(ies) designated by JMS) while at P&G's Plant or other facility to receive the Separation Projects under this Separation Agreement, to the extent such Demands do not result from the negligence of P&G or its Affiliates, agents, contractors or representatives; and
         (c) all costs and expenses of P&G (including without limitation reasonable fees and expenses of attorneys) incurred in connection with the successful enforcement of any rights of P&G under the indemnity provided in this Section 6.01.


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6.02     P&G'S INDEMNIFICATION. P&G shall defend, indemnify and hold JMS, its
         Affiliates, its agents, contractors and representatives harmless from and against:

         (a) all Demands arising out of or relating to a breach by P&G, its Affiliates, agents, contractors or representatives, of P&G's duties, obligations, or representations and warranties under this Separation Agreement; and
         (b) all Demands arising from personal injury to employees of P&G, its Affiliates, agents, contractors or representatives (or of any entity(ies) designated by P&G), while at JMS's Plant or of JMS's contractors to provide Separation Projects and services under this Separation Agreement, to the extent such Demands do not arise from the negligence of JMS or of JMS's agents, contractors or representatives; and
         (c) all costs and expenses of JMS (including without limitation reasonable fees and expenses of attorneys) incurred in connection with the successful enforcement of any rights of JMS under the indemnity provided in this Section 6.02.

6.03     DAMAGE LIMITATIONS.
         (a) Notwithstanding anything to the contrary in the Merger Agreement, Contribution Agreement, or any other Transaction Documents, none of P&G nor JMS shall be permitted to recover any consequential, indirect, or punitive damages arising out of or related to this Separation Agreement, regardless of the form of the Demand, Claim or Action, including without limitation Demands, Claims or Actions for indemnification, tort, breach of contract, warranty, representation or covenant.

         (b) P&G's aggregate liability arising out of or related to breaches of representations and warranties, set forth in this Separation Agreement, regardless of the form of the Claim or Action, including, without limitation, Claims or Actions for indemnification, tort, breach of contract, covenant, warranty or representation, is limited to the amount by which all such liabilities exceed One Hundred Thousand United States Dollars ($100,000), and in no event shall P&G's aggregate liability exceed a total of Twelve Million United States Dollars ($12,000,000). Notwithstanding the foregoing, JMS shall only bring a Claim or Action pursuant to Section 6.02, if such Claim or Action exceeds the amount of Ten Thousand United States Dollars ($10,000).


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         (c)      JMS's aggregate liability arising out of or related to
                  breaches of representations and warranties set forth in the Ancillary Agreements (except the Merger Agreement), regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed One Hundred Thousand United States Dollars ($100,000), and in no event shall JMS's aggregate liability exceed a total of Twelve Million United States Dollars ($12,000,000). Notwithstanding the foregoing, P&G shall only bring a Claim or Action pursuant to Section 6.01, if such Claim or Action exceeds the amount of Ten Thousand United States Dollars ($10,000).

         (d) In the event any Claim or Action hereunder results in a Tax benefit or is an insured loss to the indemnified Person, the indemnifying Person shall be entitled to a credit against any liability thereunder in the amount by which any Taxes of the indemnified Person shall be reduced by reason of any deduction or adjustment allowed the indemnified Person for any payment, settlement or satisfaction of such claim, as well as in the amount of and to the extent of any insurance proceeds to which the indemnified Person is entitled. For the purposes hereof, it shall be presumed that the maximum possible Tax benefit is derived in the shortest time period possible.

                                   ARTICLE VII
                                      TERM

7.01 TERM OF AGREEMENT. This Separation Agreement shall commence on the Closing Date and shall continue (unless sooner terminated pursuant to the terms hereof) until the end of the Separation Period.

7.02 SEPARATION PERIOD. P&G agrees to complete the Separation Projects more fully described herein, no later than at the expiration date of the Separation Period. The "Separation Period" shall commence on Closing and shall end no later than eighteen (18) months after Closing Date, or as such Separation Period may be extended by mutual agreement between the Parties or pursuant to Section 9.04 hereof, or as may be extended as a result of Section 8.02(b).

                                  ARTICLE VIII
                             TERMINATION/EXPIRATION

8.01 TERMINATION. This Separation Agreement may be terminated prior to the end of the Separation Period only by consent of JMS and P&G.


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8.02     DEFAULTS.
         (a) In addition to any other rights or remedies JMS or P&G may have at law or in equity, upon the occurrence of either or both of the following events:

                  (i) a breach by one party of any of its obligations hereunder, and such breach is not cured or started to cure within thirty (30) Business Days after receipt of notice of such default by such party; or
                  (ii) the filing by or against a party of a petition in bankruptcy, or any appointment of a receiver for a party or any substantial part of its assets, or any assignment for the benefit of a party's creditors, or upon a party becoming insolvent (a party described in either clause (i) or clause (ii) is called the "Defaulting Party"; the other party is called the "Non-Defaulting Party").

         (b) The Non-Defaulting Party may terminate this Separation Agreement by giving written notice to the Defaulting Party of the Non-Defaulting Party's intention to terminate this Separation Agreement. Such notice shall identify a date for termination of this Separation Agreement, which date shall not be sooner than five (5) Business Days after receipt of such notice by the Defaulting Party ("Separation Agreement Termination Date"). If the event on which the notice is based is not cured prior to the Separation Agreement Termination Date, then this Separation Agreement shall terminate on the Termination Date. The Non-Defaulting Party shall further be entitled to either (i) seek specific performance for the Defaulting Party's obligations hereunder (without giving effect to the termination), or (ii) to seek a resolution of any such dispute in accordance the terms of Section 5.03 of the Contribution Agreement, prior to seeking any indemnification or any other remedies hereunder.

         (c) Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement. Each of the Parties acknowledges and agrees that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.


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8.03     EFFECT ON OTHER AGREEMENTS/SURVIVAL OF CERTAIN PROVISIONS. Termination
         of this Separation Agreement shall have no effect on any other agreements between JMS and P&G, unless an effect is mutually and specifically agreed in writing between the parties. The termination of this Separation Agreement shall not relieve either Party of any liability to the other based on acts or omissions prior to the termination of this Separation Agreement. Subject to Section 9.05, the obligations set out in Article 6 shall survive termination of this Separation Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.01 ENTIRE AGREEMENT. The Transaction Documents constitute the entire agreement among P&G, certain of P&G's Affiliates, and JMS with respect to, among other things, the provision by P&G of the Separation provided for herein. In the event of any inconsistency between the Transaction Documents and any subsequently-issued document, including without limitation a written purchase order, the Transaction Documents shall prevail.

9.02 INDEPENDENT CONTRACTOR STATUS. P&G is acting pursuant to this Separation Agreement as an independent contractor and this Separation Agreement does not constitute P&G as the agent or legal representative of JMS for any purpose whatsoever. This Separation Agreement does not constitute and is not to be construed as constituting an agent relationship, partnership or joint venture between the P&G and the JMS. Neither party has any right to obligate or bind the other party in any manner. No joint venture of partnership between P&G and JMS is intended, has been created nor shall be in any way inferred from this Separation Agreement.

9.03     NON SOLICITATION/HIRING OF P&G'S EMPLOYEES.
         (a) Notwithstanding any other provision of this Separation Agreement, the Merger Agreement, the Contribution Agreement, or the Confidentiality Agreement, and except as P&G and JMS agree otherwise in writing, JMS agrees that it shall not (and JMS shall cause its Affiliates not to), for a period of two
                  (2) years from the date of this Separation Agreement, hire, solicit (other than by means of general advertisement not directed to such employees) or enter into any form of consulting arrangement or agreement with, any employee, other than Newco Employees, employed by P&G in its Global Business Services ("GBS") business unit as of the Effective Time, or any other employee of P&G whom JMS came into contact with as a result of the transactions contemplated by this Separation Agreement, nor shall JMS (and JMS shall cause its Affiliates not to) solicit or otherwise induce any such employees of P&G to enter into any type of employment or consulting


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


                  arrangement or agreement that would be prohibited by this
                  Section 9.03(a). JMS acknowledges that (i) this provision is reasonable, (ii) P&G would not enter into this Separation Agreement without JMS agreeing to and complying with this
                  Section 9.03(a), (iii) P&G would suffer irreparable harm upon JMS's violation of this provision and (iv) P&G shall be entitled to obtain a temporary restraining order and/or injunction upon JMS's breach of this provision.

         (b) Notwithstanding any other provision of this Separation Agreement, the Merger Agreement, the Contribution Agreement, or the Confidentiality Agreement, and except as P&G and JMS agree otherwise in writing, P&G agrees that it shall not (and P&G shall cause its Affiliates not to), for a period of two
                  (2) years from the date of this Separation Agreement, hire, solicit (other than by means of general advertisement not directed to such employees) or enter into any form of consulting arrangement or agreement with, any employee employed by JMS as of the Effective Time and involved in the transaction contemplated by this Separation Agreement, nor shall P&G (and P&G shall cause its Affiliates not to) solicit or otherwise induce any such employees of JMS to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 9.03(b). P&G acknowledges that (i) this provision is reasonable, (ii) JMS would not enter into this Separation Agreement without P&G agreeing to and complying with this Section 9.03(b), (iii) JMS would suffer irreparable harm upon P&G's violation of this provision and (iv) JMS shall be entitled to obtain a temporary restraining order and/or injunction upon P&G's breach of this provision.

9.04 FORCE MAJEURE. Neither Party (the "Affected Party") shall be liable to the other party (the "Non-Affected Party") for failure to perform any part of this Separation Agreement if such failure results from an act of God, war, revolt, revolution, sabotage, actions of a Governmental Entity, laws, regulations, embargo, fire, strike, other labor trouble, or any cause beyond the control of the Affected Party other than financial difficulties of such party. Upon the occurrence of any such event which results in, or shall result in, delay or failure to perform according to the terms of this Separation Agreement, the Affected Party shall promptly give notice to the Non-Affected Party of such occurrence and the effect and/or anticipated effect of such occurrence. The Affected Party shall use its prompt, reasonable and continuous efforts to minimize disruptions in its performance and to resume performance of its obligations under this Separation Agreement as soon as practicable; provided, however, the resolution of any strike or labor trouble shall be within the sole discretion of the Affected Party.


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


9.05 LIMITATION. No Party may initiate any Claim nor shall any Party be responsible for any Action arising out of or related to a breach of a representation or warranty, regardless of the form of the Claim or Action, including, without limitation, indemnification, tort, breach of contract, warranty or representation, unless such Claim or Action is commenced within nine (9) months after the completion (in accordance with this Separation Agreement) of each of the individual components of the Separation Projects, or the termination of this Separation Agreement.

9.06 DISPUTE RESOLUTION. P&G and JMS agree to first attempt to resolve any disputes arising out of the separation projects by entering into good faith negotiations by and between appropriate employees and officers. Any dispute which has not been resolved by such negotiations, shall be determined by arbitration, in accordance with the terms and conditions of Section 5.03 of the Contribution Agreement.

9.07 NOTICES. All notices required or permitted to be given under this Separation Agreement shall be in writing and shall be deemed to be property given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as P&G or JMS may provide by notice to the other:

                  P&G:                      The Procter & Gamble Company
                           Address:         1 P&G Plaza
                                            Cincinnati, Ohio 45202
                           Attention:       Secretary
                                            Legal Division
                           Fax:             513-983-2611

                      With copies to:       The Procter & Gamble Company
                           Address:         1 P&G Plaza
                                            Cincinnati, OH 45202
                           Attention:       Secretary
                           Fax:             (513) 983-1992

                  JMS:                      The J.M. Smucker Company
                           Address:         Strawberry Lane
                                            Orrville, OH 44667
                           Attention:       Vice President of Operations
                           Fax:             (330) 684-3428

                    With copies to:         The J.M. Smucker Company
                           Address:         Strawberry Lane
                                            Orrville, OH 44667
                           Attention:       General Counsel
                           Fax:             (330) 684-3428


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


9.08 SUCCESSORS AND ASSIGNS. Neither party may assign this Separation Agreement, other than to an Affiliate (as defined in the Corporate Agreements) of that party, without the express written consent of the other party, which consent shall not be unreasonably withheld.

9.09 GOVERNING LAW. This Separation Agreement and the rights and obligations of P&G and JMS shall at all times be governed by and construed in accordance with the laws of the State of Ohio.

9.10 TAXES. JMS and P&G each agree to be responsible for their own income (gross or net), real or personal property taxes that arise from the performance of the Separation Projects pursuant to this Separation Agreement. In the event that any state or local jurisdiction assesses sales or use taxes upon this transaction or the Separation provided herein, the service recipient agrees to promptly indemnify and reimburse the service provider for the taxes and other costs imposed by the jurisdiction. P&G and JMS shall also cooperate and use reasonable efforts to assure that, after Closing, the JMS's Parcels and JMS's Plant are assessed separately from P&G's property for real estate tax purposes; provided, however, that if separate assessments are not made for any period, P&G and JMS shall make an equitable allocation of any jointly assessed property taxes and shall pay their respective portions of such taxes in a timely manner. This clause shall survive the termination of this Separation Agreement and remain in effect for a period of seven years from the date of termination.

9.11 SECTION HEADINGS. The headings contained in this Separation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Separation Agreement.

9.12 COUNTERPARTS. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

9.13 CONFIDENTIALITY. If, in the course of performing any of the transactions contemplated hereunder, either party (a "Receiving Party") shall become aware of any information with respect to the other party's plant and/or the businesses conducted thereat (a "Protected Party") which is non-public, confidential or proprietary in nature, such Receiving Party shall keep same strictly confidential and shall not, without the prior written consent of the Protected Party disclose any thereof to any person for any purpose. The parties acknowledge that a Protected Party would be irreparably injured by a breach of this obligation by Receiving Party and that the Protected Party shall be entitled to monetary and equitable relief (including injunctive relief and/or specific performance) in the event of any breach of the provisions


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


         hereof. The provisions of this Section 9.13 shall survive the expiration or termination of this Separation Agreement.

9.14 WAIVER. Any waiver by either party of any rights arising under this License Agreement, including but not limited to any waiver arising from any breach by the other party, shall not be construed as a waiver of other rights or the same or similar nature or other terms of this Separation Agreement. No waiver shall be effective unless such waiver is provided in writing.



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


IN WITNESS WHEREOF, the parties have signed this Separation Agreement on the date first set forth above.


THE PROCTER & GAMBLE                THE J.M SMUCKER COMPANY
COMPANY

By:__________________________       By:_____________________________

Name printed:__________________     Name printed:____________________

Title:_________________________     Title:____________________________